UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2006

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive

Lincolnshire, Illinois 60069

(Address of principal executive offices, with zip code)

(847) 229-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.02. Termination of Material Definitive Agreements

Item 3.03 below is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

Item 3.03 below is incorporated herein by reference.

In consideration of the redemption of the Rights as described in Item 3.03, the Company expects to issue an aggregate of approximately 243,892 shares of its common stock, $0.01 par value (“Common Stock”). The issuance of shares of Common Stock in consideration of the redemption of the Rights is not a “sale” of Common Stock subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Item 3.03. Material Modification to Rights of Security Holders

On March 31, 2006, in accordance with the Rights Agreement, dated as of October 28, 1996, as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as successor Rights Agent to EquiServe Trust Company, N.A., the Company’s Board of Directors terminated the Rights Agreement and authorized the redemption of all outstanding Rights (as defined in the Rights Agreement). As provided in the Rights Agreement, the Rights terminated on March 31, 2006, and, thereafter, shareholders have been entitled only to receive the Redemption Price, as hereinafter defined. The Company will redeem the Rights in accordance with the Rights Agreement at the redemption price of $0.01 per Right (the “Redemption Price”) payable in shares of the Company’s Common Stock. Shares of Common Stock issued in payment of the Redemption Price will be valued in accordance with the terms of the Rights Agreement, and the issuance of fractional shares will be settled by the payment of cash in lieu thereof. The record date will be May 23, 2006, and the payment date will be on or about June 6, 2006.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Document
99.1	Press Release dated May 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2006

AKSYS, LTD.

/s/ Laurence P. Birch
By: Laurence P. Birch
Its: Chief Financial Officer and interim
President and Chief Executive Officer